EXHIBIT 99.1

NEWS

Contacts:

For BioMarin:                                        For Genzyme:
Jeremy T. Price                                      Dan Quinn (media)
Financial & Investor Relations                       (617) 591-5849
BioMarin Pharmaceutical Inc.
(415) 884-6777

Sharon Karlsberg                                     Sally Curley (investors)
Vice President                                       (617) 591-7140
Feinstein Kean Healthcare
(617) 577-8110

For Immediate Release:


               BioMarin and Genzyme to File for Marketing Approval
                for Aldurazyme(TM) Based on Phase 3 Trial Results

Novato, CA and Cambridge, MA, November 2nd, 2001. - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) today announced positive results from a preliminary analysis of data from the Phase 3 clinical trial of Aldurazyme(TM) (laronidase), an investigational enzyme replacement therapy for patients with mucopolysaccharidosis I (MPS I).

Based on the strength of the trial's results, the companies plan to meet with U.S., Canadian, and European regulatory authorities to discuss applications to market Aldurazyme.

The Phase 3 trial enrolled 45 patients at five sites in the U.S., Europe, and Canada in a randomized, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of Aldurazyme in patients with MPS I. During the 26-week evaluation period, 22 patients received weekly intravenous infusions of Aldurazyme and 23 patients received weekly placebo infusions. The 45 patients ranged in age from 6 to 43, with an average age of 15 years old. All patients completed the trial and have elected to receive Aldurazyme in an open-label extension study.

Patients were evaluated at defined intervals to assess progress in meeting two primary endpoints. The preliminary data analysis showed a statistically significant increase in pulmonary capacity (p=0.028), and demonstrated a positive trend in endurance as measured by a six-minute walk test (p=0.066).

Among other endpoints measured in the trial, the main findings of an earlier open-label study of Aldurazyme were confirmed: a reduction in liver size and a reduction in excretion of urinary glycosaminoglycans (GAGs), the carbohydrate substances that accumulate in patients with MPS I. Data from the earlier trial were published in the New England Journal of Medicine in January, 2001.

The safety profile was comparable between the treatment group and the placebo group. There were no Aldurazyme-related serious adverse events. The most commonly reported reactions were fever (14 patients on the placebo and 10 in the treatment group); headache (16 on placebo and 11 in the treatment group); rhinitis (10 on placebo and 8 in the treatment group); and rash (5 on placebo and 8 in the treatment group).

"The data described today confirm and expand upon the results demonstrated in our first clinical trial," said Richard Moscicki, M.D., senior vice president and chief medical officer at Genzyme. "We have amassed the body of evidence that supports the potential benefits of Aldurazyme for patients with MPS I."

"This milestone in the development of Aldurazyme represents a critical step toward delivering a much-needed therapy to MPS I patients," said Stuart J. Swiedler, M.D., Ph.D, BioMarin's vice president, clinical affairs. "We look forward to discussing the next steps with worldwide regulatory agencies."

About MPS I

MPS I (also known as Hurler, Hurler-Scheie, and Scheie syndromes) is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. The deficiency leads to the accumulation of complex carbohydrates (GAGs) in the lysosomes of cells, leading to the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease.

BioMarin and Genzyme General formed a joint venture in 1998 to develop and commercialize Aldurazyme worldwide. The companies plan to present the full details of the data from this trial at a major medical meeting, and to seek publication in a peer-reviewed medical journal.

Genzyme and BioMarin have received Orphan Drug designation and Fast-Track status for Aldurazyme for MPS I from the U.S. Food and Drug Administration, and orphan medicinal product designation in Europe.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements, including statements regarding: anticipated submissions for regulatory approvals of Aldurazyme in the U.S. and Europe; the potential benefits of Aldurazyme; the potential market introduction of Aldurazyme; plans for meetings with regulatory authorities; and publication plans. Actual results may differ materially from those contained in these forward-looking statements as a result of a number of factors, including: the results of the final analysis of the trial data; the ability to manufacture sufficient amounts of Aldurazyme for development and commercialization activities; the timing and content of submissions to and decisions made by U.S., Canadian, and European regulatory authorities; the continued funding of the joint venture; the ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the competitive environment for therapies for MPS I; and the risks and uncertainties described in Genzyme's and BioMarin's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including, with respect to Genzyme, Exhibit 99.2 to Genzyme's Annual Report on Form 10-K for the year ended December 31, 2000, as amended and, with respect to BioMarin, the section of BioMarin's Annual Report, entitled "Factors that May Affect Future Results" and the sections of BioMarin's Registration Statements, as amended entitled "Risk Factors." Genzyme General division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General division common stock are subject to all of the risks and uncertainties described in the aforementioned reports filed by Genzyme Corporation.

Genzyme(R) is a registered trademark of Genzyme Corporation. Aldurazyme(TM) is a trademark of BioMarin/Genzyme LLC. All rights reserved.